EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		February 9, 2009
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS FOURTH QUARTER RESULTS
MCKINNEY, TX Encore Wire Corporation (NASDAQ Global Select: WIRE) announced results today for the fourth quarter of 2008.
Net sales for the fourth quarter of the year ended December 31, 2008 were $180.2 million compared to $281.9 million during the fourth quarter of 2007. Net income for the fourth quarter of 2008 was $16.7 million versus a loss of $1.1 million in 2007. Fully diluted net earnings per common share were $0.72 in the fourth quarter of 2008 versus a loss of $0.05 in the fourth quarter of 2007. Gross margins increased 363% to 22.2% versus 4.8% in 2007. The 63.9% decline in dollar sales from the fourth quarter of 2007 to fourth quarter of 2008 was due to the average selling price declining 21% coupled with a 19% decline in unit sales. It should be noted that the fourth quarter of 2007 was a strong quarter in terms of unit sales. Average selling prices of wire and corresponding net sales fell due to declining copper prices in the fourth quarter. The average cost of copper purchased fell 43% in the fourth quarter of 2008 versus the fourth quarter of 2007.
On a sequential quarter comparison, net sales for the fourth quarter of 2008 were $180.2 million versus $296.3 million during the third quarter of 2008. Net income for the fourth quarter of 2008 increased 107% to $16.7 million versus $8.1 million in the third quarter of 2008. Fully diluted net income per common share was $0.72 in the fourth quarter of 2008 versus $0.34 in the third quarter of 2008.
Net sales for the year ended December 31, 2008 were $1.081 billion compared to $1.185 billion during 2007. Net income for the year ended December 31, 2008 was $39.8 million versus $30.8 million in 2007. Fully diluted net earnings per common share increased 31% to $1.70 for the year ended December 31, 2008 versus $1.30 in 2007.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to announce very strong earnings in the midst of the tough competitive environment we are experiencing in our industry and the slump in the overall U.S. economy. The slowdown in construction activity in the United States continues to adversely impact unit volume in our industry as it has over the last two plus years. However, we were able to increase our margins significantly despite declining unit volumes and copper prices. We are pleased that our industry has exhibited some measure of pricing discipline in response to these two trends. Copper prices were volatile during the second half of 2008, starting at a COMEX close price of $3.92 per pound on July 1 and closing at $1.39 per pound on December 31. Volatility of that magnitude and the uncertainty it generates tends to disrupt our customers’ normal buying patterns and has historically contributed to competitive pricing pressure. We believe we sacrificed unit volume in 2008, acting as an industry leader by exerting pricing discipline, enabling us to grow profits in a down market.

“Our unit volume shipped in the fourth quarter of 2008 decreased over 19% versus the fourth quarter of 2007. Our year to date unit volume is down 12%. The average selling price of wire containing a pound of copper decreased by 20.9% while the average cost of a pound of copper purchased decreased 42.9% in the fourth quarter of 2008 versus the fourth quarter of 2007. This “spread” increased by 72.7% in the fourth quarter of 2008 compared to the fourth quarter of 2007 and increased by 33.3% on a sequential quarter comparison and 19.3% on a total year over year basis. These increased spreads drove our gross margin increase.
“Our balance sheet remains strong. The only long-term debt we have as of December 31, 2008, is $100 million in long-term notes due in 2011, with our $150 million revolving line of credit paid down to zero. In addition, our $217.7 million cash balance as of December 31, 2008 is more than double our long-term debt. We also declared our ninth consecutive quarterly cash dividend during the fourth quarter of 2008.
“Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger when market conditions improve. We thank our employees and associates for their tremendous efforts and our stockholders for their continued support during these challenging times.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publish this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2007 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended December 31,		Year Ended December 31,
$’s in 000’s	2008	2007	2008	2007
Net Income	$16,743	$(1,108)	$39,771	$30,796
Income Tax Expense	8,690	(941)	20,126	16,014
Interest Expense	1,232	1,376	4,704	5,834
Depreciation and Amortization	3,355	3,478	13,652	13,463

EBITDA	$30,020	$2,805	$78,253	$66,107

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Current Assets
Cash	$217,666	$78,895
Receivables, net	126,184	216,780
Inventories	65,533	82,013
Prepaid Expenses and Other	2,375	18,287

Total Current Assets	411,758	395,975
Property, Plant and Equipment, net	121,442	117,831
Other Assets	139	106

Total Assets	$533,339	$513,912

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$4,639	$22,170
Accrued Liabilities and Other	29,086	26,895

Total Current Liabilities	33,725	49,065
Long Term Liabilities
Note Payable	100,675	100,910
Non-Current Deferred Income Taxes	9,320	8,968

Total Long Term Liabilities	109,995	109,878

Total Liabilities	143,720	158,943
Stockholders’ Equity
Common Stock	262	261
Additional Paid in Capital	42,486	41,806
Treasury Stock	(21,269)	(17,315)
Retained Earnings	368,140	330,217

Total Stockholders’ Equity	389,619	354,969

Total Liabilities and Stockholders’ Equity	$533,339	$513,912

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands)
(Unaudited)

	Quarter Ended December 31,				Year Ended December 31,
	2008		2007		2008		2007
Net Sales	$180,190	100.0%	$281,942	100.0%	$1,081,132	100.0%	$1,184,786	100.0%
Cost of Sales	140,164	77.8%	268,432	95.2%	957,767	88.6%	1,073,451	90.6%

Gross Profit	40,026	22.2%	13,510	4.8%	123,365	11.4%	111,335	9.4%
Selling, General and Administrative Expenses	14,108	7.8%	14,661	5.2%	61,180	5.7%	60,400	5.1%

Operating Income	25,918	14.4%	(1,151)	-0.4%	62,185	5.8%	50,935	4.3%
Net Interest & Other Expense	485	0.3%	898	0.3%	2,288	0.2%	4,125	0.3%

Income before Income Taxes	25,433	14.1%	(2,049)	-0.7%	59,897	5.5%	46,810	4.0%
Income Taxes	8,690	4.8%	(941)	-0.3%	20,126	1.9%	16,014	1.4%

Net Income	$16,743	9.3%	$(1,108)	-0.4%	$39,771	3.7%	$30,796	2.6%

Basic Earnings Per Share	$0.73		$(0.05)		$1.72		$1.32

Diluted Earnings Per Share	$0.72		$(0.05)		$1.70		$1.30

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,026		23,337		23,113		23,342

-Diluted	23,291		23,337		23,396		23,690

Dividends Declared per Share	$0.02		$0.02		$0.08		$0.08